Exhibit (a)(12)

CallWave Announces the Commercial Release of Fuze Meeting with Desktop and Mobile

HD Video Sharing Capabilities

Users can now share their screen, host meetings and share videos and business documents in high definition on major desktop and mobile platforms

SAN FRANCISCO – May 27, 2009 – CallWave, Inc. (NASDAQ: CALL), a leading global provider of Internet, mobile and Web-based collaboration software solutions, today announced the release of Fuze Meeting, the company’s online conferencing and HD collaboration service. Fuze Meeting provides desktop sharing and HD video collaboration on any desktop, netbook and on select mobile devices. By embracing the recent breakthroughs in virtualization technologies, Fuze Meeting creates a business collaboration solution built entirely on an Internet-based model, or “in the cloud.”

“The release of Fuze Meeting and the new features of desktop sharing and mobile HD advance our vision to provide truly mobile conferencing and collaboration that support high definition image, document and video sharing from anywhere and on any device,” said Patrick Moran, CallWave’s Vice President of Marketing. “Users are increasingly demanding the ability to share high definition content with meeting participants worldwide. Fuze Meeting is the only offering on the market to make it easy to share high definition video in a web meeting.”

Fuze Meeting offers new desktop sharing, mobile HD and integrated telephony features, enabling users to share their entire desktop with attendees with no additional software for the attendees to download or maintain. High-definition video sharing is a key part of Fuze Meeting, allowing image, document and video sharing directly to attendees’ browsers or select mobile devices. The new service is now available in a capacity-limited version for free or for online purchase at http://www.fuzemeeting.com starting at just $29 per month.

Fuze Meeting provides users with an immediate, turnkey way to launch a collaboration session without the cumbersome hurdles associated with traditional web meeting events. With no upfront investment required and nothing to download or install, Fuze Meeting enables users to quickly and easily deploy their meetings in HD at the desktop and at mobile devices, while ensuring fast, reliable and secure access to their most important information and content.

Fuze Meeting provides users with conference call management including visual indication of conference call attendees and the ability to mute callers. In addition, the unique “Fetch™” feature allows users to add attendees directly into the web conference, without the user having to type in

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access codes or PIN numbers. Fuze Meeting’s integrated IM and presence engine enables users to connect with public instant messaging (IM) networks in a secure, SSL-encrypted environment. Fuze Meeting runs on Macs, PCs and Linux devices and is compatible with all major browsers.

Fuze Meeting is the first business collaboration solution built entirely in a cloud-based model, meaning the application runs on an Internet server. Rather than purchasing and installing software that resides on a desktop or corporate network, the user downloads from the Internet server for each usage. “Putting collaboration services in a cloud-based model has many benefits. It is potentially much less expensive, easier to manage and is available anywhere, at any time. Cloud computing and HD represent significant technology trends and are very important to our strategy and our customers,” said Ritesh Bansal, CallWave’s Chief Technical Officer.

To promote the availability of these new features, CallWave has partnered with Slideshare.net to sponsor an online presentation contest. More details on the promotion are available at http://www.slideshare.net/.

About CallWave, Inc.

CallWave is a global provider of unified communication applications which allow today’s professional to communicate, collaborate and conference from anywhere in the world via computer over any web connection or with any leading 3G smartphone or Wi-Fi enabled device. CallWave’s Fuze Platform provides a mobile and web-based collaboration service that enables secure, real-time collaboration, with integrated audio conferencing. Fuze Meeting offers unique features including high-definition, synchronized video, document and image sharing. CallWave’s Fuze Messenger solution securely extends instant messaging (IM) and OCS applications to mobile devices, including the iPhone.

Founded in 1998, CallWave is publicly traded on the NASDAQ under the symbol “CALL,” with headquarters located in San Francisco, California. Please visit: www.callwave.com.

Important Additional Information for Stockholders

On May 5, 2009, CallWave commenced a tender offer for all of the outstanding shares of CallWave common stock. This press release is for informational purposes only and is not an offer to tender or the solicitation of an offer to tender any shares of common stock for a cash payment. Each holder of shares of CallWave common stock should read the tender offer statement, as it contains important information. The tender offer statement has been filed with the Securities and Exchange Commission and is available along with other filed documents for free on the website of the Securities and Exchange Commission at www.sec.gov. In addition, the

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tender offer statement and all other documents filed with the SEC in connection with the tender offer will be made available to investors free of charge by contacting BNY Mellon Shareowner Services, the information agent for the tender offer, at (800) 777-3674. Our stockholders are urged to carefully read the tender offer statement prior to making any decision with respect to the tender offer.

One of the purposes of the tender offer is for CallWave to go private. Further actions to go private, such as a reverse stock split followed by a forward stock split, may be necessary and require the approval of a majority of CallWave’s stockholders. The solicitation of proxies from CallWave stockholders has not yet commenced. This communication is for informational purposes only and is not a solicitation of proxies, and this communication shall not constitute a solicitation of proxies from holders of CallWave common stock. Any solicitation of proxies from holders of CallWave common stock shall be separately communicated in a proxy statement filed with the SEC and distributed to stockholders in accordance with applicable regulations of the SEC governing the solicitation of consents and proxies.

The tender offer is not being made nor will any tender of CallWave common stock be accepted from or on behalf of holders in any jurisdiction in which the making of the offer or the acceptance of any tender would not be made in compliance with laws of such jurisdiction.

This press release may contain certain statements of a forward-looking nature. Such statements are made pursuant to the “forward-looking statements” and “safe harbor” provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements.

CONTACT:

Media Inquiries:

Patrick Moran

VP Marketing, Callwave

408-838-3951

or

Investor Inquiries:

Financial Profiles, Inc.

Moira Conlon / David Bigelow, 310-277-4711

callwave@finprofiles.com

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